Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
February 7, 2008	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Year-End and Fourth Quarter Results

    Lafayette, IN:  LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported that in the fourth quarter of 2007, it made a $1.3 million adjustment to earnings to reflect the decrease in property values of its classified assets, including a $688,000 loss in the value of its loans and contributions to Lafayette Neighborhood Housing Services.  As a result of these adjustments, unaudited net income for 2007 was $1.6 million compared to net income of $3.4 million for 2006.  The fourth quarter of 2007 showed an unaudited loss of $373,000.  The allocation for loan loss reserves for 2007 was $1.6 million, an increase of $552,000 from the allocation made in 2006.  Loan loss reserves now stand at 1.23% of total loans compared to 0.86% in 2006.

    LSB President and CEO Randolph F. Williams stated, “As community bankers we are accustomed to working with our customers during economic downturns.  We were expecting property values and real estate sales to rebound more quickly than they have, especially in light of the economic development in the area.  That’s why this $1.3 million adjustment is such a disappointment.  However, we believe this adjustment properly reflects the loss in value of our criticized assets and positions us well heading into 2008.  In fact, year-end delinquency rates were at a 16 month low and Lafayette bankruptcy filings were half of what they were in 2004 and 2005.”

    Williams continued, “We were saddened when LNHS announced in October that they had filed bankruptcy after 22 years of helping revitalize Lafayette’s neighborhoods.  Several local banks directed a portion of their Community Reinvestment dollars to this program which was a model for national housing service agencies.  As the court appointed receiver began selling some properties, it became clear that the struggling local economy would have an effect on these property values as well.”

    Additionally, Williams stated, “The bank’s management team continues to work to offset the challenging economic conditions by reviewing processes, adding collection and workout personnel, meeting with struggling borrowers and controlling non-interest expenses.    Unlike other banks that have experienced a difficult year, we do not have a “sub-prime” lending program and have not invested in securities backed by “sub-prime” loans.  We have prudently managed our capital and remain “well-capitalized” under all regulatory capital requirements.”

    The Company also announced that it will pay a quarterly cash dividend of $0.25 per share to shareholders of record as of the close of business on February 15, 2008 with a payment date of March 7, 2008.  Mr. Williams said, “Based on our current stock price this dividend rate represents a 5.1% dividend yield.  Until the local economic conditions improve and we are in a position to grow our balance sheet, we believe that returning this equity to our shareholders is a prudent way to manage our capital.  To further enhance shareholder value, during the year we were able to repurchase over 3% of our outstanding shares.”

    The financial information included in this press release is unaudited and subject to possible change when the audit is finalized.

    The closing price of LSB stock on February 6, 2008 was $19.53 per share as reported by the Nasdaq National Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Year ended December 31, 2007	Year ended December 31, 2006

Cash and due from banks	$1,644	$1,391
Short-term investments	4,846	8,336
Securities available-for-sale	13,221	16,316
Loans held for sale	---	992
Net portfolio loans	296,908	316,699
Allowance for loan losses	3,702	2,770
Premises and equipment, net	6,815	6,600
Federal Home Loan Bank stock, at cost	3,997	3,997
Bank owned life insurance	5,613	5,381
Other assets	8,966	8,688
Total assets	342,010	368,400

Deposits	232,030	255,304
Advances from Federal Home Loan Bank	74,256	76,618
Other liabilities	1,792	1,638

Shareholders’ equity	33,932	34,840
Book value per share	$21.78	$21.73
Equity / assets	9.92%	9.46%
Total shares outstanding	1,557,968	1,603,209

Asset quality data:
Non-accruing loans	$9,935	$7,364
Loans past due 90 days still on accrual	59	147
Other real estate / assets owned	3,944	4,169
Total non-performing assets	13,938	11,680
Non-performing loans / total loans	3.32%	2.34%
Non-performing assets / total assets	4.08%	3.17%
Allowance for loan losses / non-performing loans	37.04%	36.88%
Allowance for loan losses / non-performing assets	26.56%	23.72%
Allowance for loan losses / total loans	1.23%	0.86%
Loans charged off ( year-to-date)	$672	$1,149
Recoveries on loans previously charged off	38	49

	Three months ended December 31,		Year ended December 31,
Selected operating data:	2007	2006	2007	2006

Total interest income	$5,516	$5,829	$22,882	$23,263
Total interest expense	2,969	2,941	11,665	11,142
Net interest income	2,547	2,888	11,227	12,121
Provision for loan losses	650	300	1,570	1,018
Net interest income after provision	1,897	2,588	9,657	11,103
Non-interest income:
Deposit account service charges	467	454	1,838	1,766
Gain on sale of mortgage loans	27	41	201	214
Gain on sale of securities	4	0	6	0
Gain(loss) on the sale of real estate owned	(947)	---	(1,097)	---
Other non-interest income	308	269	1,098	858
Total non-interest income	(141)	764	2,046	2,838
Non-interest expense:
Salaries and benefits	1,058	1,185	4,488	4,590
Occupancy and equipment, net	341	300	1,330	1,205
Computer service	129	111	493	425
Advertising	70	112	299	297
Other	844	463	2,712	2,076
Total non-interest expense	2,442	2,171	9,322	8,593
Income before income taxes	(686)	1,181	2,381	5,348
Income tax expense	(313)	434	807	1,998
Net income	(373)	747	1,574	3,350

Weighted average number of diluted shares	1,566,242	1,613,113	1,588,770	1,618,632
Diluted earnings per share	$(0.24)	$0.46	$0.99	$2.07

Return on average equity	(4.31%)	8.62%	4.52%	9.88%
Return on average assets	(0.43%)	0.81%	0.45%	0.91%
Average earning assets	$319,701	$345,613	$328,426	$348,132
Net interest margin	3.19%	3.34%	3.42%	3.48%
Efficiency ratio	139.07%	64.75%	79.65%	61.63%